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Exhibit 12.1

Protective Life Insurance Company

			Year Ended December 31
	6/30/2003	6/30/2002	2002	2001	2000	1999	1998
Computation of Ratio of Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products
Income from Continuing Operations before Income Tax	160,267	132,623	$241,623	$213,958	$174,622	$186,613	$171,461
Add Interest Expense	2,256	2,755	5,019	4,633	6,400	7,000	9,836

Earnings before Interest and Taxes	162,523	135,378	$246,642	$218,591	$181,022	$193,613	$181,297
Earnings before Interest and Taxes Divided by Interest Expense	72.0	49.1	49.1	47.2	28.3	27.7	18.4
Computation of Ratio of Consolidated Earnings to Fixed Charges
Income from Continuing Operations before Income Tax	160,267	132,623	$241,623	$213,958	$174,622	$186,613	$171,461
Add Interest Expense	2,256	2,755	5,019	4,633	6,400	7,000	9,836
Add Interest Credited on Investment Products	275,733	560,416	900,930	944,098	766,004	331,746	352,721

Earnings before Interest, Interest Credited on Investment Products and Taxes	438,256	695,794	$1,147,572	$1,162,689	$947,026	$525,359	$534,018
Earnings before Interest, Interest Credited on Investment Products and Taxes Divided by Interest Expense and Interest Credited on Investment Products	1.6	1.2	1.3	1.2	1.2	1.6	1.5

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  Exhibit 12.1
Protective Life Insurance Company